                                                                    Exhibit 10.7

                      CHECKOUT.COM/ENTERTAINMENT BOULEVARD

                       CO-MARKETING PARTNERSHIP AGREEMENT

          This is an agreement dated as of July 21, 1999, between Entertainment Boulevard, Inc., a Nevada corporation located at 4052 Del Rey Avenue Suite 108, Marina Del Rey, CA 90292 ("EBLD"), and CheckOut.com ("CO"), a ______________ located at 345 N. Maple Drive, Suite 300/304, Beverly Hills, CA 90210.

          The parties desire to establish a business relationship with each other and engage in a promotional partnership and certain marketing activities as set forth below. In consideration of the mutual premises and undertakings stated herein and Exhibit A attached hereto and made a part hereof, the parties hereto agree as follows (the "Agreement"):

1.        TRADEMARKS

          1.1 CO IDENTITIES ON EBLD SITE. CO hereby grants to EBLD a non-exclusive, cost-free license (without the right of sublicense) throughout the Term of this Agreement to use the CheckOut.com name and logo and other proprietary identities of CO (collectively, "CO Mark(s)") in connection with the EBLD multimedia player (the "Player") which is displayed on CheckOut.com (defined below), solely as stated in Exhibit A.

          1.2 EBLD IDENTITIES ON CO SITE. EBLD hereby grants a non-exclusive cost-free license (without the right of sublicense) throughout the Term of this Agreement to CO to use the EBLD name and logo and other proprietary identities of EBLD (collectively, "EBLD Mark(s)") in connection with CO's website called "CheckOut.com," currently located at http://www.checkout.com, solely as stated in Exhibit A.

2.        CONTENT

          2.1 LICENSE OF EBLD CONTENT. EBLD hereby grants a non-exclusive cost-free license (without the right of sublicense) throughout the Term of this Agreement to CO to use the certain content owned and/or controlled by EBLD, as described on Exhibit A (collectively, "EBLD Content") in connection with CheckOut.com, solely as stated on Exhibit A. During the term of this Agreement, CO will not (a) permit another entity, other than EBLD, to broadcast streaming content that competes with the content served on the Co-Branded Page on the Licensee Site, or (b) establish any direct hypertext links between the Licensee Site and the site of an EBLD competitor.

          2.2 CREATION OF CONTENT. Each party will be responsible for the creation, development and publication of its respective Content. The parties will consult regularly regarding creation of mutually beneficial Content. Neither party will use the Content of each other's site in any way whatsoever without the other party's prior approval.

          2.3 QUALITY CONTROL. Each party agrees to maintain the quality of the content of its site to at least the same level as has existed heretofore. If either party, in its reasonable discretion, determines that the content of the other party's site falls below this pre-existing standard of quality and does not otherwise meet the editorial standards and quality of its own site, that party will notify the other party to that effect in writing giving specific details of the failure to meet such standards and the party receiving that notice will remedy the deficiencies specified in such notice within 30 days after the date of its receipt of that notice. If, following such 30-day period, the quality of the applicable site has not sufficiently improved, the party that gave the original notice may terminate the Agreement effective immediately upon the receipt by the other party of notice of termination.

          2.4 LIMITATION OF RIGHTS. Each party's use of the other party's Marks and Content, as well as the use of the any links described on Exhibit A, is strictly limited to the uses stated in this Agreement. Neither party acquires any rights in or to the other party's Marks and/or the goodwill inherent therein by this Agreement or otherwise. All rights granted under this Agreement, including the right to use the other party's Marks or Content, or to link to the other party's Content shall revert to the granting party upon termination.

3.        FINANCIAL

          3.1 PRODUCTION EXPENSES. Each party will be solely responsible for its own expenses incurred in undertaking its rights and responsibilities under this Agreement and otherwise in operating its website.

          3.2       ADVERTISING

                    (a) RETAINED RIGHTS. Each party will have the right to continue to transact advertising and promotional programs for its own website, to retain all advertising inventory and set all packaging and pricing for any advertising thereon and to retain all revenue it receives related thereto. No such arrangements by a party can allow for any third-party use of the other party's Marks or Content without the prior written approval of that other party. Notwithstanding the foregoing, the parties hereby acknowledge and agree that (i) CO shall have the exclusive right to transact advertising and promotional programs related to, to retain all advertising inventory and set all packaging and pricing for any advertising on and to retain all revenue it receives related to any co-branded pages developed pursuant to this Agreement; and (ii) EBLD shall have the exclusive right to transact advertising and promotional programs related to, to retain all advertising inventory and set all packaging and pricing for any advertising on and to retain all revenue it receives related to the Player.

                    (b) NO INTERSTITIALS. Neither party will transmit any so-called "interstitial advertising" to users as they link from CheckOut.com to the Player or vice-versa.

                    (c) CUSTOMER DATA. CO shall own and retain all right, title and interest in all names, addresses and other identifying information of users of CheckOut.com. CO shall make this customer information available to EBLD exclusively for EBLD's promotional and e-commerce purposes. EBLD shall not release this customer data information to any third party.

                    (d) BANNER AD DISCOUNT. EBLD agrees to provide CO with discounted banner ad space on the EBLD site. This ad space is contemplated to be approximately 120 pixels by 120 pixels. CO will be offered banner ad space at $10.00 CPM. In addition, EBLD will promote the launch of CheckOut.com on the EBLD home page from July 15th, 1999 through August 14th, 1999.

4.        LINKS TO BUY PRODUCTS AT CHECKOUT.COM.

          4.1 EBLD desires to offer EBLD site visitors the convenience of buying products online, by merchandising these products on the EBLD web site. EBLD will control the design and placement of the products and associated merchandising techniques on the EBLD web site, which will be linked to CO's online catalog. CO will manage all aspects of order processing and fulfillment for products sold through these links.

          4.2 LINKS ON THE EBLD SITE. EBLD may select one or more products from the CO catalog to list on the EBLD site. For each selected product, EBLD may display the title, cover art, short description, review, or other reference. EBLD will be responsible for the content, style, and placement of these references. EBLD will provide a special link from each product reference on the EBLD site to the corresponding CO online catalog entry. Each link will connect directly to a single item's detail page in the CO online catalog, using a special link format that CO will give to EBLD. EBLD may add or delete products from the EBLD site at any time.

          4.3 ORDER PROCESSING. CO will process product orders placed by customers who follow special links from the EBLD site to the CO site. CO reserve the right to reject orders that do not comply with any requirements that CO periodically may establish. CO will be responsible for all aspects of order processing and fulfillment, including without limitation: preparing order forms; processing payments, cancellations, and returns; and handling customer service. CO will track sales made to customers who purchase products using special links from the EBLD site to the CO site and will send EBLD reports summarizing this sales activity. To permit accurate tracking, reporting, and fee accrual, the special links between the EBLD site and the CO site must be properly formatted.

          4.4 REFERRAL FEES. CO will pay EBLD referral fees on qualified product sales to third parties. For a product sale to generate a referral fee, the customer must follow a special link (in a format specified by CO) from the EBLD site to the CO site; purchase a qualified product using CO's automated ordering system; accept delivery of the product at the shipping destination; and remit full payment to CO. CO will not, however, pay referral fees on any products that are added to a customer's Shopping Cart after the customer has re-entered CO's site (other than through a special link from the EBLD site), even if the customer previously followed a link from the EBLD site to the CO site. Products that are entitled to earn referral fees under the rules set forth above are hereinafter referred to as "Qualifying Products."

          4.5 FEE SCHEDULE. Referral fees will be earned based on the sale price of Qualifying Products (as defined above), according to the fee schedule set forth below. As used below, "sale price" means the sale price listed in CO's catalog, and excludes costs for shipping, handling, gift-wrapping, and taxes. The established base fee schedule is eight percent (8%) of the sale price for sales of Qualifying Products. In addition, CO will pay EBLD a one-time bounty of ten dollars ($10) for each new CheckOut.com customer that arrives from the EBLD sites.

          4.6 FEE PAYMENT. CO will pay referral fees on a quarterly basis. Approximately 45 days following the end of each calendar quarter, CO will send EBLD a check for the referral fees earned on Qualifying Products that were shipped during that quarter, less any taxes withheld. However, if the fees payable to EBLD for any calendar quarter are less than $100.00, those fees will be held until the total amount due is at least $100.00 or until this Agreement is terminated. If a product that generated a referral fee is returned by the customer, the corresponding fee will be deducted from the next payment. If there is no subsequent payment, a bill for the fee will be sent.

          4.7 POLICIES AND PRICING. Customers who buy products through CO will be deemed to be CO's customers. Accordingly, all CO rules, policies, and operating procedures concerning customer orders, customer service, and product sales will apply to those customers. CO will determine the prices to be charged for products sold under this Program in accordance with CO's pricing policies. Product prices and availability may vary from time to time.

          4.8 PROMOTIONS AND INCENTIVES. During the Term of the Agreement, CO will offer special promotions to EBLD users at least six
                    (6) times per year. These promotions will be mutually agreed upon. EBLD will integrate a link to Buy at CheckOut.com within the EBLD sites and in the pop-up video players EBLD co-brands with third parties. EBLD shall provide links to CO's Top 10 in music and movies on the home pages of Vidnet and Screen Clips respectively.

          4.9 EXCLUSIVITY. During the term of this Agreement, EBLD will not (a) permit another entity, other than CO, to sell or distribute music, movies, and games (in each case whether in audio, video, electronic or other format) on or in connection with the EBLD web sites, (b) establish any direct hypertext links between the EBLD web site and a CO Competitor. The term "Competitor" as used herein means (a) any of the entities listed in EXHIBIT B, or (b) any individual, corporation, corporate division, World Wide Web or other online site or any other entity or service that either derives more than ten percent (10%) of its annual gross revenues from the sale of music or movie products or is primarily known as a seller of movie and/or music products (in each case whether in audio, video, electronic or other format).

5.        APPROVALS

          5.1 PRIOR APPROVAL REQUIRED. All uses by either party of the other party's Marks and Content and links to each other's Content must be submitted to and approved by the other party prior to their use, with such approval not to be unreasonably withheld. Failure to so seek and receive prior approval will be grounds for immediate termination of this Agreement, and such termination right will not constitute a waiver of any other rights available to a party as a result thereof.

          5.2 NO PUBLICITY WITHOUT CONSENT. Neither party will issue or permit issuance of any press release regarding the other party or this Agreement without prior coordination with and approval by the other party.

6.        TERM

          6.1 TERM. When executed by the parties, this Agreement is effective as of the date specified above and shall continue for two (2) years from the last date of execution of this Agreement. The Term shall be automatically renewed for additional one (1) year increments unless either party notifies the other at least thirty (30) days prior to the expiration of the then-current Term that it does not wish to renew the Term of the Agreement.

          6.2 EARLY TERMINATION. Each party shall have the right to terminate this Agreement immediately on notice: (a) upon a breach of any material obligation hereunder by the other party other than those specified in section 4.1, if such breach is not cured within 30 days following the date the breaching party receives notice from the non-breaching party describing in reasonable detail the elements of such breach; (b) in the event the other party becomes insolvent (I.E., unable to pay its debts in the ordinary course as they come due); or (c) pursuant to section 4.1 above.

          6.3 EVENTS UPON TERMINATION. Upon the expiration or termination of this Agreement for any reason, both parties shall immediately remove all links to the other party's Content and website(s) and cease all use of the other party's Marks and any and all use of any kind whatsoever of the other party's Content.

          6.4 SURVIVAL. Sections 2.4, 5.2, 7, and 8 will survive the termination or expiration of this Agreement.

7.        REPRESENTATIONS AND WARRANTIES

          Each party to this Agreement represents and warrants to the other that: (a) such party has all necessary right, power and authority to enter into this Agreement and to perform the acts required of it hereunder; (b) the execution of this Agreement by such party and its performance of its obligations hereunder do not and will not violate any agreement by which such party is bound; (c) such party has (and will have throughout the Term) all necessary rights in and to its Marks, content links and Content described in this Agreement to allow it to make those indicia and materials available to the other party and users of that party's website (including, without limitation, the Player) as contemplated by this Agreement without violating the rights of any third party; and (d) it has (and will have throughout the Term) all necessary rights in and to all underlying technology (including both hardware and software) utilized in connection with its website (including, without limitation, the Player) and all such underlying technology does not infringe on any patent, copyright, trademark, trade secret or other intellectual property or proprietary right of any third party.

8.        INDEMNIFICATION

          8.1 MUTUAL INDEMNIFICATION. Each party hereby agrees to indemnify and hold harmless the other party, its parent and subsidiary companies and their respective officers, agents, directors, employees and authorized representatives from and against any costs, losses, liabilities and expenses, including court costs, reasonable expenses and reasonable attorney's fees that any of them may suffer, incur or be subjected to by reason of any legal action, arbitration or other claim by a third party arising out of or as a result of a breach of the indemnifying party's representations and warranties made hereunder, the operations of the indemnifying party's website (including, without limitation the Player) as authorized by this Agreement or otherwise, any allegations that the use of the indemnifying party's Marks, Content, links and/or content on its website (including, without limitation, the Player) violates any intellectual property rights of any third party, any allegation that any content on its website (including, without limitation, the Player) is defamatory or violates any privacy or publicity rights of any third party, and/or any of its other obligations under this Agreement.

          8.2 INDEMNIFICATION PROCEDURES. If either party entitled to indemnification hereunder (an "Indemnified Party") makes an indemnification request to the other, the Indemnified Party shall permit the other party (the "Indemnifying Party") to control the defense, disposition or settlement of the matter at its own expense; provided that the Indemnifying Party shall not, without the consent of the Indemnified Party enter into any settlement or agree to any disposition that imposes an obligation on the Indemnified Party that is not wholly discharged or dischargeable by the Indemnifying Party, or imposes any conditions or obligations on the Indemnified Party other than the payment of monies that are readily measurable for purposes of determining the monetary indemnification or reimbursement obligations of Indemnifying Party. The Indemnified Party shall notify Indemnifying Party promptly of any claim for which Indemnifying Party is responsible and shall cooperate with Indemnifying Party in every commercially reasonable way to facilitate defense of any such claim; provided that the Indemnified Party's failure to notify Indemnifying Party shall not diminish Indemnifying Party's obligations under this Section except to the extent that Indemnifying Party is materially prejudiced as a result of such failure. An Indemnified Party shall at all times have the option to participate in any matter or litigation through counsel of its own selection and at its own expense.

9.        GENERAL

          9.1 COSTS. Each party shall be responsible for all costs and expenses incurred by it in connection with the performance of its obligations under this Agreement.

          9.2 ASSIGNMENT. None of the rights and obligations of the parties to this Agreement may be assigned by either party, except
          (a) to the transferee of substantially all of the business operations of such party (whether by asset sale, stock sale, merger or otherwise) or (b) to any entity that is controlled by, or is under common control with, such party.

          9.3 RELATIONSHIP OF PARTIES. This Agreement does not create a joint venture, partnership or principal/agent relationship between the parties hereto, nor imposes upon either party any obligations for any losses, debts or other obligations incurred by the other party except as expressly set forth herein.

          9.4 ENTIRE AGREEMENT. This Agreement states the entire agreement between the parties with respect to its subject matter and supersedes any prior oral or written agreements. This Agreement may not be amended except in writing signed by both parties.

          9.5 APPLICABLE LAW. This Agreement will be construed according to the laws of the State of California, without regard to principles of conflicts of law.

          9.6 INVALIDITY OF PROVISIONS. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then the parties will be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable, or void, it being the intent and agreement of the parties that this Agreement be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

          9.7 NOTICE. Any notice due by one party to the other will be given to the address listed above and marked to the attention of the signatory specified below, unless a party hereafter designates a successor address or contact person. All notices will be transmitted by private courier or facsimile transmission, and will be deemed given as of the date of a written courier's receipt or electronic facsimile confirmation report.

          9.8 CONFIDENTIALITY. The terms and conditions of this Agreement shall be strictly confidential. All information about the development of the EBLD Site and the development and launch of the Co-Branded Page disclosed to Licensee, its officers, directors, employees and/or agents shall be treated as confidential. All information about the development of the Licensee Site and the development and launch of the Co-Branded Page disclosed to EBLD, its officers, directors, employees and/or agents shall be treated as confidential.

ACKNOWLEDGED AND AGREED                     ACKNOWLEDGED AND AGREED

ENTERTAINMENT BOULEVARD, INC.               CHECKOUT.COM

By: /s/ Stephen Brown                       By: /s/ Richard Wolpert
   ------------------------------              --------------------------------
Name:    STEPHEN BROWN                      Name:       RICHARD WOLPERT
     ----------------------------                ------------------------------
Title:        CEO                           Title:            CEO
      ---------------------------                 -----------------------------

                   EXHIBIT A - DESCRIPTION OF LICENSED CONTENT

1.       CO-BRANDED VIDNET/CHECKOUT.COM POP-UP MUSIC VIDEO PLAYER

EBLD agrees to create and host a pop-up music video player for CO, defined as a `pop-up' web page which includes embedded music videos, navigation links, and an advertisement.

CO agrees to link to the Pop-Up Player a) on the music section of the CO web site (CheckOutMusic), b) on the CO home page, and c) on CheckOut.com artist pages which will contain links to respective videos by mutually agreed upon artists.

The links will open the co-branded Vidnet/CheckOut.com pop-up player, with streaming content and player pages served by EBLD. The pop-up player will contain both parties' logos, trademarks, tradenames, service marks, and/or content as mutually agreed upon. The videos will be available in 28k, 56k, 100k, and 300k transfer rates.

The Pop-Up Player will include one or more play-list based music channels. Additionally, it will provide a mechanism for users to choose specific music video clips.

2.       CO-BRANDED SCREEN CLIPS/CHECKOUT.COM POP-UP MOVIE TRAILER PLAYER

EBLD agrees to create a pop-up music video player for CO, defined as a `pop-up' web page which includes embedded movie trailers, navigation links, and an advertisement.

CO agrees to link to the Pop-Up Player a) on the movie section of the CO web site (CheckOutMovies), and b) on the CO home page.

The links will open the co-branded Screen Clips/CheckOut.com pop-up player, with streaming content and player pages served by EBLD. The pop-up player will contain both parties' logos, trademarks, tradenames, service marks, and/or content as mutually agreed upon. The movie trailers will be available in 28k, 56k, 100k, and 300k transfer rates.

The Pop-Up Player will be in a design to be mutually agreed upon. It may include one or more play-list based channels. Additionally, it will provide a mechanism for users to choose specific movie trailers of mutually agreed upon DVDs and videos for sale on CheckOut.com.

                  EXHIBIT B - LIST OF CHECKOUT.COM COMPETITORS

As used in this Agreement, "Competitors" includes (without limitation) the following entities, their affiliated, successors and spin-offs, and each person or entity doing business under their respective brand names or any variation thereof (whether or not co-branded):